EXHIBIT 5.1

April 22, 2005

Board of Directors
Smith-Midland Corporation
P.O. Box 300
5119 Catlett Road
Midland, Virginia 22728

Re: Smith-Midland Corporation
Registration Statement on Form S-8

Gentlemen:

It is our opinion that the sale of the shares (the “Shares”) of common stock, par value $.01 per share, of Smith-Midland Corporation (the “Company”), being registered with the Securities and Exchange Commission pursuant to the Registration Statement of the Company on Form S-8, which Shares are to be offered to the Company’s employees, directors, consultants and advisors pursuant to the Company’s 2004 Stock Option Plan, will, when sold and paid for, be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ Moomjian & Waite, LLP
MOOMJIAN & WAITE, LLP